Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bob Deere
Chief Financial Officer
(713) 860-2516

GENESIS ENERGY, L.P. ENTERS INTO NEW $525 MILLION CREDIT

FACILITY

Houston – June 30, 2010 – Genesis Energy, L.P. (AMEX:GEL) announced today that it has entered into a new $525 million five-year secured revolving credit facility expiring June 30, 2015, including an accordion feature whereby the total credit available can be increased up to $650 million. The new facility replaces a $500 million secured credit facility that was scheduled to mature in November of 2011. Borrowings under the new credit facility can be used for general partnership purposes, including acquisitions. The new credit facility includes a $75 million sublimit tranche designed for the more efficient financing of crude oil and petroleum products inventory in GEL’s normal course of business.

“We are pleased to enter into this new credit facility which demonstrates GEL’s ability to access the capital markets,” said Grant Sims, CEO. “The removal of the borrowing base concept, the addition of the inventory sublimit tranche and other changes incorporated in the terms and conditions of the new credit facility reflect the increase in our size and our financial performance over the last four years. The new five-year facility will provide us with increased financial flexibility and total committed borrowing capacity.”

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in operations in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases, such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

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919 Milam, Suite 2100 Houston, TX 77002